Exhibit 99.1

CNET Networks Appoints Gap Inc. Executive George Mazzotta

Chief Financial Officer

SAN FRANCISCO, July 14, 2005 – CNET Networks, Inc. (Nasdaq: CNET), a leading worldwide interactive media company, today announced it has appointed George E. Mazzotta as its Chief Financial Officer (CFO).  Mazzotta, 45, joins the company from Gap Inc., one of the world’s largest specialty retailers, where he most recently served as Senior Vice President, Chief Operating Officer of International Gap Inc., and prior to that, as Gap Inc.’s Senior Vice President, Finance.  Mazzotta, who will report to Shelby Bonnie, CNET Networks’ Chairman and Chief Executive Officer, will assume his duties as CFO on July 18.

“George will complement our executive team, and add valuable perspective as we take the business to the next level,” said Bonnie. “His extensive experience working with strong brand-oriented companies is an ideal skill set as CNET Networks continues to expand its portfolio of leading brands.”

Mazzotta joined Gap Inc. in 1997 and quickly climbed the ranks to his most recent role as the Senior Vice President and Chief Operating Officer of International Gap, which he assumed in June 2004.  Prior to this, as Senior Vice President of Finance, Mazzotta led the team responsible for financial, strategic, and capital planning, as well as corporate reporting, for Gap Inc.  He also worked from 2000 to 2001 as CFO of Gap Inc.’s Banana Republic division.  Before joining Gap Inc., Mazzotta spent 10 years at Target Corporation, where he worked in a variety of financial capacities.

“I look forward to joining this innovative and entrepreneurial company at such a pivotal point in its development. Clearly there are major shifts occurring in the media landscape and CNET Networks sits in a unique position to capitalize on these trends,” said Mazzotta.

Mazzotta received both his Bachelors of Business Administration and Master of Business Administration degrees from Western Michigan University in 1982 and 1984, respectively.  He and his family live in Oakland, CA.

As announced earlier this year, Doug Woodrum, who has been CNET Networks’ Executive Vice President and CFO since 1997, will transition away from his role to pursue other opportunities within the company.  Woodrum will have an instrumental role in the CFO transition process.

“As Doug redirects his skills toward other areas of our business, we thank him for his service as CFO over the past eight years,” said Bonnie.  “His significant contributions throughout the many stages of the company’s development have helped place us on our current path of growth and profitability.  Throughout his tenure as CFO, he has demonstrated the highest level of integrity and commitment, and we will all strive to maintain the standards of excellence that he has set.”

About CNET Networks, Inc.

CNET Networks, Inc. is a worldwide media company and creator of content environments for the interactive age. CNET Networks takes pride in being “a different kind of media company,” creating richer, deeper interactive experiences by combining the wisdom and passion of users, marketers and its own expert editors. CNET Networks’ leading brands — such as CNET, GameSpot, MP3.com, Webshots, and ZDNet — focus on the personal technology, entertainment, and business technology categories. The company has a strong presence in the US, Asia and Europe.

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Media Contact:

Sarah Cain

415/344-2218

sarah.cain@cnet.com

Investor Relations Contact:

Cammeron McLaughlin

415/344-2844

Cammeron.mclaughlin@cnet.com